Exhibit 10.1

EXECUTION VERSION

Transition agreement

This Transition Agreement (this “Agreement”), dated January 18, 2021 (the “Effective Date”), is entered into by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Steven R. Becker (the “Executive”). The Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning given to such terms in that certain Employment Agreement, dated December 11, 2015, by and between the Company and the Executive, as amended by that certain First Amendment to Employment Agreement dated May 1, 2018, by and between the Company and the Executive (collectively, the “Employment Agreement”), which, except for the Surviving Provisions set forth in Section 7 below (and the definitions in the Employment Agreement, to the extent used herein), shall terminate as of the Expiration Date (defined below).

WHEREAS, pursuant to the terms and conditions of the Employment Agreement, the Executive has been employed by the Company as its Chief Executive Officer (“CEO”) and President;

WHEREAS, in connection with the Executive’s employment, the Executive and the Company entered into certain award agreements under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan (the “Incentive Plan”) that remain outstanding, as more specifically set forth on Exhibit A attached hereto (collectively, the “Award Agreements”);

WHEREAS, the Parties entered into that certain Indemnification Agreement, dated October 10, 2014, by and between the Company and the Executive (the “Indemnification Agreement”);

WHEREAS, following the successful emergence of the Company from reorganization proceedings, the Company has notified the Executive that, pursuant to Article III.B.(v) of the Employment Agreement, the Company shall not renew the Employment Agreement at the end of the current Additional Term and, consequently, the Employment Term and, but for this Agreement, the Executive’s employment with the Company pursuant to the Employment Agreement would otherwise terminate on June 30, 2021 (the “Expiration Date”), which would be considered a termination without Cause for purposes of the Employment Agreement;

WHEREAS, Article III.B.(v) of the Employment Agreement provides that the Executive is eligible to receive certain severance payments and benefits in connection with the non-renewal of the Employment Agreement by the Company, provided that he complies with the restrictive covenants in Article IV of the Employment Agreement and timely returns an irrevocable release of claims in favor of the Company;

WHEREAS, in the event the Company has not employed a new CEO by the Expiration Date, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed for a transition period pursuant to the terms set forth in this Agreement; and

WHEREAS, the Parties desire to set forth the Executive’s duties and responsibilities to the Company through the Expiration Date and, if applicable, during the Transition Period (defined below) as well as his separation benefits and obligations following the Separation Date (defined below).

TRANSITION AGREEMENT

EXECUTION VERSION

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Chief Executive Officer Transition

(a)           During the period beginning on the Effective Date and ending on the Expiration Date (the “Remaining Employment Term”), the Parties agree that they each shall continue to perform their respective obligations pursuant to the terms and conditions of the Employment Agreement, including, without limitation, the Executive’s continued employment with the Company as its CEO and President reporting directly to the Board, and that the termination provisions of the Employment Agreement, except as modified by this Agreement, shall remain in full force and effect during the Remaining Employment Term (including the right to terminate employment due to death or Disability, by the Executive with or without Good Reason or by the Company for Cause (as such term has been modified herein)). In addition, if the Company extends an offer of employment to a new CEO and it is accepted (the “New CEO”) prior to or on the Expiration Date, the Executive’s employment under this Agreement and the Remaining Employment Term shall terminate as a termination without Cause (as such term has been modified herein) on the date the New CEO commences employment with the Company (entitling the Executive to severance under Section 4(a), subject to the terms and conditions therein), and the Executive agrees to assist with the transition of his duties and responsibilities to the New CEO and such other persons as the Company may designate so as to cause an orderly transition of such duties and responsibilities once the New CEO’s appointment has been announced by the Company. The Executive agrees that his services during the Remaining Employment Term through the Separation Date will be subject to the same standards of conduct and performance applicable to all officers and employees of the Company taking into account his position and duties during such Remaining Employment Term. If the Executive’s employment has not been terminated in accordance with the terms of this Agreement on or prior to the Expiration Date, the Parties agree that the Employment Agreement shall terminate on the Expiration Date (except for the Surviving Provisions), but that the Executive’s employment as CEO and President shall continue pursuant to Section 1(b) below.

(b)           If the Executive is still employed as the Company’s CEO and President under Section 1(a) above on the Expiration Date, the Company shall continue to employ the Executive as its CEO and President pursuant to the terms and conditions of this Agreement (including, without limitation, the consideration payable to the Executive pursuant to Section 3(b) below) until the first to occur of the following: (i) the date the New CEO commences employment with the Company; (ii) an earlier date as determined by the Company, in its sole discretion, and provided further that the Company shall give the Executive at least two weeks’ advance written notice of such earlier termination date; (iii) the date of the Executive’s termination of service by the Executive with or without Good Reason or due to the Executive’s death or Disability; (iv) the date of the Executive’s termination of employment by the Company for Cause (as such term is modified herein); and (v) September 30, 2021 (the “Transition Date”). The period commencing on the Expiration Date and ending on the Transition Date is referred to herein as, the “Transition Period”. During the Transition Period, the Executive agrees that his services will be subject to the same standards of conduct and performance applicable to all officers and employees of the Company and as was otherwise required pursuant to the terms of the Employment Agreement. A termination of the Executive’s employment under Section 1(b)(i), (ii) or (v) shall be deemed to be a termination without Cause (as such term is modified herein) entitling the Executive to severance under Section 4(a) below. For purposes of this Agreement, the date the Executive’s employment terminates pursuant to this Agreement on or prior to the Expiration Date, or, if he is employed during the Transition Period, the last day of the Transition Period shall be referred to as, the “Separation Date,” which the Parties agree shall be the date the Executive incurs a “separation from service” within the meaning of Code Section 409A.

TRANSITION AGREEMENT	Page 2

EXECUTION VERSION

(c)           Following the Separation Date, the Company agrees to retain the Executive and the Executive agrees to serve as a consultant pursuant to the terms of this Agreement for the period beginning on the Separation Date and ending on September 30, 2021 (the “Consulting Period”), subject to early termination as set forth in this Section 1(c). The Parties may extend the Consulting Period to a later date, by mutual written agreement. The Consulting Period may be terminated by either Party as follows: (i) the Company retains the right to terminate the Consulting Period for Cause (as such term has been modified herein) without notice at any time, and, if the Consulting Period is extended after September 30, 2021, for any reason with one days’ written notice; (ii) the Executive retains the right to terminate the Consulting Period for any reason with one days’ written notice; and (iii) in the event of the Executive’s death or Disability, the Consulting Period will end upon such death or Disability. The Company’s retention of the Executive during the Consulting Period shall be for the limited purpose of providing advice and offering other assistance to the Company (consistent with the resources of the Executive) on matters that the Board reasonably requests (the “Consulting Services”), and shall not prevent the Executive from obtaining other employment or providing services to third parties unrelated to the Company, provided that such employment or services comply with the restrictive covenants in Article IV of the Employment Agreement. The Executive shall perform the Consulting Services in a diligent, trustworthy, and businesslike manner, with the purpose of advancing the business of the Company. The Executive shall at all times during the Consulting Period be an independent contractor. For purposes of clarity, the Parties agree that because the Executive will be performing the Consulting Services, the Award Agreements (other than the Cash Bonus Agreement (defined below), which will vest on the Expiration Date or earlier to the extent provided in Section 3(d) below) shall continue to vest during the Consulting Period in accordance with their terms (including on account of death or Disability to the same extent the equity awarded under such Award Agreements would vest if the Executive had remained employed). Notwithstanding anything to the contrary in this Agreement, the Parties intend that the average level of bona fide services to be provided by the Executive during the Consulting Period shall be equal to or less than 20% of the average level of the bona fide services provided by the Executive during the 36-month period immediately preceding the Separation Date.

2.            Executive’s Termination of Employment. The Executive’s employment with the Company, and all of the Executive’s positions with the Company and its affiliates, including all officer positions and positions as a member of the board of directors of the Company (or any of its affiliates or subsidiaries) on which the Executive was serving immediately prior to the Separation Date, shall terminate effective as of the Separation Date. The Executive shall execute all documents and take such further steps as may be required to effectuate his resignation and termination as contemplated under this Section 2. The Executive agrees to cooperate fully and provide assistance, at the reasonable request of the Company, in the orderly transitioning of the Executive’s duties and responsibilities to the New CEO and such other persons as the Company shall designate, and the Executive agrees to thoroughly and diligently perform those duties and actions which are necessary or appropriate to facilitate such orderly transition. The Executive shall not perform any work and shall not make any representations or execute any documents or take any other actions on behalf of the Company following the Separation Date.

3.            Compensation.

(a)           During the Remaining Employment Term, the Executive shall continue to receive his Base Salary of $750,000 and expenses and other benefits in accordance with the terms of Article II.E. and F. of the Employment Agreement and will continue to participate in all employee benefits on the same terms and conditions as he was participating in such benefits immediately prior to the date of this Agreement, except that the Parties acknowledge that no annual cash bonus will be payable to the Executive during the Remaining Employment Term and that the Executive shall not be eligible for any additional equity grants during the Remaining Employment Term.

(b)          During the Transition Period, the Executive’s annual Base Salary ($750,000) and expenses and employee benefits will remain unchanged and shall continue as set forth in Section 3(a) above (other than the Executive shall not be eligible for any additional equity grants). In addition, provided that the Executive’s services to the Company are not terminated by the Company for Cause (as such term has been modified herein) or by the Executive without Good Reason during the Transition Period, the Executive shall receive a bonus for the Company’s fiscal year ending June 30, 2022 equal to 100% of his annual Base Salary of $750,000, prorated based on the number of days he is employed by the Company pursuant to this Agreement during the Transition Period in such fiscal year (the “2022 Bonus”). The 2022 Bonus shall be paid in cash to the Executive within 30 days following the Separation Date. All amounts payable pursuant to this Section 3(b) shall be subject to applicable taxes and withholdings.

TRANSITION AGREEMENT	Page 3

EXECUTION VERSION

(c)           As full compensation for the Consulting Services rendered by the Executive during the Consulting Period, if any, the Company shall pay the Executive a consulting fee of $360.00 per hour for each hour of service the Executive provides during the Consulting Period, which amount shall be paid on a monthly basis in arrears (the “Consulting Fees”). The Executive shall provide the Company an invoice specifying the Consulting Services for the applicable month. The Company agrees to pay the Consulting Fees as compensation to the Executive on the first payroll period of the month following the month after such invoice is received and agrees to deduct applicable taxes and withholdings from such amounts as if the Executive was an employee. Any Consulting Fees shall be reported on the Executive’s Form W-2 for the year in which such fees are paid. The Parties acknowledge and agree that the withholding, remittance, and reporting of taxes relating to the Consulting Fees does not change the Executive’s status as an independent contractor.

(d)           Except as otherwise provided in this Section 3(d), any outstanding awards granted pursuant to the Incentive Plan to the Executive shall remain subject to the terms and conditions of the Employment Agreement and the applicable Award Agreements; provided that the restrictive covenants in the Award Agreements shall be replaced in their entirety with the same or similar restrictive covenants in Article IV of the Employment Agreement (e.g., the non-solicitation in an Award Agreement shall be replaced with the non-solicitation provision in Article IV of the Employment Agreement). For purposes of clarity, the cash award potentially payable pursuant to that certain Cash-Based Performance Award Agreement, effective as of September 26, 2018, by and between the Company and the Executive (the “Cash Bonus Agreement”) shall remain in full force and effect in accordance with its terms and conditions, including, without limitation, the payment of such cash award to the Executive in connection with his Termination of Service (as defined in the Incentive Plan) by the Company without Cause (as such term is modified herein) or by the Executive for Good Reason (as defined in the Cash Bonus Agreement) prior to the Expiration Date in a lump-sum cash payment on the Company’s next regularly scheduled payroll date following the Separation Date. The Parties acknowledge and agree that the non-renewal of the Employment Agreement constitutes a termination without Cause for purposes of the Cash Bonus Agreement, and that, on the Expiration Date (except if (i) the Executive’s employment is terminated during the Remaining Employment Term by the Company for Cause (as such term is modified herein) or the Executive provides written notice to the Company that he is terminating his employment without Good Reason prior to the Expiration Date or (ii) the Cash Bonus Agreement vested prior to the Expiration Date due to the termination of the Executive’s employment during the Remaining Employment Term by the Company without Cause (as such term is modified herein) or by him for Good Reason, and amounts due thereunder have already been paid or scheduled to be paid), the Cash Bonus Agreement shall vest at the target bonus level for a payment of $750,000, and be paid in a lump-sum cash payment on the Company’s next regularly scheduled payroll date following the Separation Date.

(e)           The Company agrees to pay the Executive’s counsel directly for the reasonable and documented attorney fees incurred by the Executive in connection with the review of this Agreement and any related documents, up to a maximum of $15,000. Such payment will be made as soon as administratively practicable, and in no event later than 30 days, following receipt by the Company of an appropriate invoice from the attorney for the fees with respect to such review, provided that such invoice is provided to the Company within 30 days following the effective date of this Agreement.

TRANSITION AGREEMENT	Page 4

EXECUTION VERSION

4.            Severance Benefits. The Parties agree that the provisions of this Section 4 shall supersede the provisions of the Employment Agreement relating to a termination of the Executive’s employment without Cause (as such term is been modified herein), including due to non-renewal of the Employment Term of the Employment Agreement by the Company, or by the Executive with Good Reason during either the Remaining Employment Term or the Transition Period (other than those provisions relating to Code Section 409A which shall continue to apply to the payment of the same severance and other benefits under this Agreement as if the payments and benefits were provided under the Employment Agreement) and the Executive shall be entitled to the payments and benefits set forth in Section 4(a) below (subject to the terms and conditions therein) for a termination without Cause (as such term has been modified herein) or a resignation for Good Reason during the Remaining Employment Term or the Transition Period. The Parties acknowledge and agree that any modifications to the Executive’s compensation or position as provided for, and made in accordance with, this Agreement shall not constitute “Good Reason” for purposes of Employment Agreement or this Agreement. In the event the Executive’s services to the Company during either the Remaining Employment Term or the Transition Period are terminated by the Company for Cause (as such term has been modified herein), by him without Good Reason, or due to his death or Disability, in lieu of any of the amounts or benefits payable or to be provided pursuant to this Agreement to the Executive, he shall instead only be eligible to receive such payments and benefits, if any, as would have otherwise been payable pursuant to Article III.B. of the Employment Agreement for such termination. For all terminations of employment, the Executive shall be entitled to the Accrued Obligations and the Accrued Rights.

(a)         The Company shall pay the Executive a lump-sum cash payment equal to the Accrued Obligations, payable within the time period required by applicable law and, in no event, later than 30 days following the Separation Date. In addition, provided that the Executive complies with the restrictive covenants set forth in Article IV of the Employment Agreement (as set forth in Section 17 below), and executes the Form of Waiver and Release of Claims – Mutual Release attached hereto as Exhibit B (the “Release”), on (but not before) the Separation Date or within 21 days following the Separation Date and does not revoke the Release in accordance with its terms, in consideration of the Executive’s execution of this Agreement and the promises herein, including, without limitation, the Release, the Company shall pay or provide to the Executive the following:

(i)            If the Executive’s employment is terminated prior to the Expiration Date by the Company without Cause (as such term is modified herein) or by the Executive for Good Reason, an amount equal to the Base Salary he would have been paid from the Separation Date through the Expiration Date, paid in a lump sum within 30 days following the Separation Date;

(ii)           An amount equal to 12 months of his annual Base Salary of $750,000, paid in 24 substantially equal installments in accordance with the Company’s current payroll practice of paying such base salary bi-monthly commencing with the first payroll date following the Separation Date, provided that if a Change in Control occurs on or prior to the Separation Date, such amount shall be increased to 18 months, paid in 36 substantially equal installments;

(iii)          A lump-sum cash payment of $750,000 (increasing to $1,125,000 if a Change in Control occurs on or prior to the Separation Date), paid (A) in September 2021 if the Executive terminates employment prior to or on the Expiration Date; and (B) if the Separation Date occurs during the Transition Period, on the Company’s first regularly scheduled payroll date on or next following January 1, 2022;

(iv)          Any vested, outstanding stock option awards granted pursuant to the Award Agreements shall remain outstanding and exercisable until the earlier of (A) the first anniversary of the Separation Date (or, if later, September 26, 2022 for the stock options granted on September 26, 2018, and September 19, 2022 for the stock options granted on September 19, 2017) and (B) the last day of the original term of the stock option award as set forth in the applicable Award Agreement and, in the event a Change in Control occurs on or prior to the Separation Date, the unvested portion of the time-based equity awards granted pursuant to the Award Agreements shall vest and be treated as provided in Article III.B.(iv) of the Employment Agreement or, if more favorable, as provided in the Award Agreements and any performance-based equity awards held by the Executive on his Separation Date shall remain outstanding and eligible for vesting as provided in Article III.B.(iv) of the Employment Agreement or, if more favorable, the Award Agreements; and

TRANSITION AGREEMENT	Page 5

EXECUTION VERSION

(v)           Provided the Executive timely elects to continue group health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall, for the first 12 calendar months (increasing to 18 calendar months if a Change in Control occurs on or prior to the Separation Date) following the Separation Date (or, if earlier, until the Executive’s COBRA coverage terminates for any reason), pay the Executive an additional cash payment equal to the employer-portion of the premiums paid by the Company for an active employee (based on the Executive’s and his eligible dependents’ costs for participating in such plans) for each such month, with the first payment commencing on the date that the payment of the Base Salary under Section 4(a)(i) above commences, less all required taxes and withholdings. For purposes of clarity, the Executive shall be solely responsible for electing and paying the premiums for any COBRA benefits.

The Company shall have no obligation to pay the amounts or provide the benefits described in Sections 4(a)(i) – (v) unless the Executive executes and does not revoke the Release in the time periods set forth in this Agreement and the Release. All amounts payable pursuant to this Section 4(a) shall be subject to applicable taxes and withholdings. Other than the Accrued Obligations, the amounts payable pursuant to this Section 4(a) shall not be treated as compensation under the Company’s 401(k) plan or any other retirement plan.

Upon receipt of an executed copy of the Release by the Executive, the Company agrees to promptly execute and deliver the Release executed by it to the Executive.

For purposes of this Agreement and the Award Agreements, during the Remaining Employment Term, “Cause” shall have the meaning given to it in the Employment Agreement; provided, however, that the Executive’s termination will not be deemed for “Cause”: to the extent that the Executive (1) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates); (2) has followed any resolution and/or the instructions or directions of the Company’s Board, including, without limitation, its Chairperson; or (3) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable); and the Executive’s employment cannot be terminated for Cause until (x) the Executive is given an opportunity to be heard before the full Board (represented by counsel) and after such hearing there is a vote of at least 75% of the members of the Board (excluding the Executive or any other officer of the Company then serving on the Board) to terminate the Executive’s employment for Cause, and (y) the Board then delivers notice of such vote to the Executive. Further, the Board, in any determination regarding whether to terminate the Executive’s employment for Cause, must find that the Executive’s actions resulted in material harm to the Company. Notwithstanding the foregoing, the following shall be deemed to constitute material harm: (a) any acts of theft, embezzlement or fraud, and (b) any willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of the Employment Agreement or necessary to carry out his job duties which is not cured within the applicable time period noted in Article III.B(ii)(f) of the Employment Agreement after receipt by the Executive of the required notice contained in Article III. B.(ii)(f) of the Employment Agreement.

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EXECUTION VERSION

Further, the Parties agree that during the Transition Period and, if applicable, the Consulting Period, for purposes of this Agreement and the Award Agreements, “Cause” shall mean: (A) an act or acts of theft, embezzlement or fraud with respect to the Company’s property or assets; (B) willful misconduct or gross neglect by the Executive in connection with the performance of his material duties for the Company which the Executive failed to cure within 5 days after receiving written notice from the Board detailing such misconduct or neglect; (C) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic violation) that causes damage to the Company or the Company’s reputation; or (D) the Executive’s willful and material breach of Article IV of the Employment Agreement which results in harm to the Company. Any act or omission of the Executive will not be deemed to be “willful” to the extent that the Executive: (1) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates); (2) has followed any resolution and/or the instructions or directions of the Company’s Board, including, without limitation, its Chairperson; or (3) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable). Notwithstanding the foregoing, the Executive’s employment cannot be terminated for Cause during the Transition Period and the Consulting Services cannot be terminated for Cause during the Consulting Period until the Executive is given an opportunity to be heard before the full Board (represented by counsel) and after such hearing there is a vote of at least 75% of the members of the Board (excluding Executive or any other officer of the Company serving on the Board) to terminate the Executive’s employment or the Consulting Services for Cause within the meaning of this paragraph of Section 4(a) and the Board then delivers notice of such vote to the Executive.

(b)           Other than the compensation and payments provided for in this Agreement, amounts payable pursuant to the Award Agreements, any health or welfare benefits under the Company’s employee welfare plans (including life and disability insurance) and any vested account balances under the Company’s 401(k) or other retirement plan, the Executive shall not be entitled to any additional compensation, bonuses, payments, grants, options, or other benefits under any agreement or any benefit plan, long term incentive plan, short term incentive plan, severance plan (including, without limitation, the Tuesday Morning Corporation Executive Severance Plan and Summary Plan Description effective May 1, 2018 (the “Severance Plan”)), or other bonus or incentive program established by the Company.

(c)            Notwithstanding anything to the contrary contained herein, and subject to and conditioned upon the execution and delivery by the Executive of the Release in the time period set forth herein and in the Release:

(i)            No amount described in Sections 4(a)(i)-(v) shall be paid to the Executive until the date on which the revocation period for the Release expires, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date, provided, however, in the event the time period to return the Release to the Company spans two taxable years, no payments shall be made to the Executive pursuant to Sections 4(a)(i)-(v) until the second taxable year, and the first payment to the Executive in the second taxable year shall include any amounts that would have been paid to the Executive in the absence of this Section 4(c)(i); and

(ii)           To the extent that (A) any payments to which the Executive becomes entitled under this Agreement, or any other agreement or plan referenced herein, in connection with the Executive’s termination of service with the Company constitute “deferred compensation” subject to Code Section 409A (determined after taking into account all applicable exemptions under Code Section 409A) and (B) the Executive is deemed at the time of such termination of service to be a “specified employee” under Code Section 409A, then such payment or payments shall not be made or commence until the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Company; or (2) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 4(c)(ii) shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in a lump sum.

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EXECUTION VERSION

5.            Public Announcements. The Company agrees to consult with the Executive regarding any press release or public announcement, before any such press release or public announcement is made, and the Executive agrees not to speak with the press or make any press release or make any public announcement without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), with respect to the non-renewal of the Executive’s Employment Agreement and transition as the CEO of the Company, provided, however, that the foregoing shall not prohibit any communications that are required by applicable law, by any governmental or regulatory or self-regulatory agency, or that are a part of normal reporting, rating or review procedures or fundraising, marketing, information or reporting activities of any stockholder of the Company.

6.            Return of Company Property. Upon the termination of the Executive’s employment with or service to the Company for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody, or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment or service the Executive determines that he has any Confidential Information in his possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

7.            Affirmation of Non-Disclosure, Protective Covenants, and Continuing Obligations. The Executive acknowledges and agrees to honor and abide by his confidentiality, non-disclosure, non-compete, non-solicitation, non-disparagement, and other post-termination obligations provided in Article IV of the Employment Agreement and in the Award Agreements (as modified herein). The Company acknowledges and agrees to honor and abide by its non-disparagement commitment in the Employment Agreement as well as the Executive’s rights under Article III.D. (No Mitigation/No Offset) of the Employment Agreement. The Parties agree to honor and abide by the obligations in Article V.A. (Governing Law), Article V.C. (Clawback), Article V.D. (Code Section 280G), Article V.E. (Interpretation; Tax Consequences), Article V.F. (Waiver of Jury Trial), Article V.G. (Cooperation), and Article V.O. (Notices) of the Employment Agreement. Such provisions of the Employment Agreement (as well as any other provisions of the Employment Agreement that are necessary to enable the Parties to enforce their respective rights under the Employment Agreement) and the Award Agreements (to the extent modified herein) are referred to herein as, the “Surviving Provisions” and shall survive the termination of the Employment Agreement and the Award Agreements, and shall remain in full force and effect). In addition, the Parties acknowledge and agree that the effectiveness of that certain Indemnification Agreement shall remain in full force and effect following the Separation Date in accordance with its terms, and the noncompetition and non-solicitation provisions and the Restricted Period for purposes of Article IV of the Employment Agreement shall continue for 12 months following the Separation Date and thus shall expire on the first anniversary of the Separation Date.

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EXECUTION VERSION

8.            Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

9.            Cooperation. In accordance with Article V.G. of the Employment Agreement, after the Separation Date, the Executive hereby agrees to provide the Executive’s full cooperation, at the request of the Company, with any and all investigations or other legal, equitable, or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with or service to the Company. The Executive also agrees, subject to his other professional and personal commitments to the extent practicable, to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company (subject to his rights under the Fifth Amendment of the U.S. Constitution). This includes, but is not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim, or suit and cooperating with the Company regarding any investigation, litigation, claims, or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Executive (subject to his rights under the Fifth Amendment of the U.S. Constitution). Specifically, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, (a) to meet with the Company’s representatives, its counsel, or other designees at reasonable times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding the same to any court, agency, or other adjudicatory body; (c) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company, and (d) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Executive acknowledges and understands that the Executive’s obligations of cooperation under Article V.G. of the Employment Agreement or this Section 9 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony; provided, however, that in no event shall the Executive be required to provide post-termination services to the Company to the extent such post-termination services would be inconsistent with the “separation from service” requirements of Code Section 409A. The Executive’s cooperation pursuant Article V.G. of the Employment Agreement or pursuant to this Section 9 shall not be considered Consulting Services. The Company shall reimburse the Executive for reasonable expenses incurred in providing cooperation requested by the Company pursuant to this Section 9 or Article V.G. of the Employment Agreement, and the Executive shall remain entitled to any rights he has pursuant to the Indemnification Agreement or the Company’s bylaws with respect to any cooperation provided pursuant to Article V.G of the Employment Agreement or pursuant to this Section 9.

10.          Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs, and estates. If the Executive should die while any payment and/or benefit is due to him hereunder, such payment and benefit shall be paid to his spouse or if she is not alive his estate. Except as otherwise set forth in this Section 10, there are no third party beneficiaries of this Agreement.

11.          Controlling Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Delaware, without regard to any conflict of law principles. The Company and the Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

TRANSITION AGREEMENT	Page 9

EXECUTION VERSION

12.          Venue. Article V.A. and Article V.F. of the Employment Agreement shall govern any dispute relating to or arising out of this Agreement, except that the Company may seek injunctive relief in a court of law to enforce the restrictive covenants in the Employment Agreement.

13.          Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

14.          Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement (other than Sections 3 and 4) to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

15.          Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable (but without expanding its scope or length of time), and this Agreement shall remain in full force and effect as reformed by the court.

16.          Breach of Agreement. In the event the Executive materially breaches Article IV of the Employment Agreement, the Company may, in its sole discretion (a) recover all or any portion of the amounts in Sections 4(a)(i)-(v) already paid to the Executive from the date of such breach; (b) to the extent any amount in Sections 4(a)(i)-(v) has not been paid to the Executive in full, terminate the remaining amounts and the Executive will not be eligible to receive any further payments; (c) if the Company is the prevailing party, recover attorneys’ fees, expenses, and costs the Company incurs in a legal action to recover the payments covered by clause (a) of this Section 16, capped at $25,000 in the aggregate; and/or (d) file a claim to recover any and all other damages to which the Company may be entitled at law or in equity as a result of such a breach of Article IV of the Employment Agreement by the Executive. Prior to forfeiting or pursuing a claim to recover the amounts in Sections 4(a)(i)-(v) or a claim for damages, however, the Company agrees that it will provide the Executive with written notice of the acts or omissions giving rise to such action by the Company and, if curable, no less than 10 days to cure. To the extent an act or omission is curable, if the Executive cures such act or omission within such time period, the amounts shall no longer be subject to forfeiture or repayment, and the Executive shall no longer be subject to a suit for damages on account of such act or omission. If the Executive materially breaches any other portion of this Agreement, the Company may pursue a claim for damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement by the Executive and the Company may recover its attorneys’ fees and costs it incurs in any legal action regarding the Executive’s material breach of this Agreement if it is the prevailing party, provided that the total aggregate amount the Company can recover in legal fees and costs from the Executive for all claims and suits (including those pursuant to the first sentence of this Section 16) is $25,000. In the event the Company breaches any portion of this Agreement, the Award Agreements or the Indemnification Agreement, the Executive may recover his attorneys’ fees, expenses, and costs the Executive incurs in any legal action regarding such agreements if he is the prevailing party, capped at $25,000 in the aggregate, and/or he may recover any and all other damages to which the Executive may be entitled at law or in equity as a result of any such breach.

17.          Entire Agreement. The Employment Agreement (through the Expiration Date), this Agreement, the Surviving Provisions, the Award Agreements (to the extent modified herein), the Accrued Rights, the Release, and the Indemnification Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions, and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including, without limitation, any purported rights to severance under the Severance Plan or any other severance plan or program of the Company. The Company and the Executive acknowledge and agree that the Surviving Provisions, Award Agreements, and the Indemnification Agreement shall remain in full force and effect after the Separation Date and that their respective obligations and duties thereunder are not in any way modified or superseded by this Agreement, except as otherwise provided specifically by Section 3(d) and Section 4 above. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect. This Agreement may only be amended, modified, or waived with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof.

TRANSITION AGREEMENT	Page 10

EXECUTION VERSION

18.          Code Section 409A and Section 280G. It is intended that this Agreement shall either be exempt from or comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. Any installment payment to be made pursuant to this Agreement shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments. The Company confirms that the Company’s emergence from bankruptcy did not constitute a change in ownership or control within the meaning of Code Section 280G.

19.          Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, the Executive specifically disclaims that the Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

20.          No Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of either Party with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief or the obligations in Article IV (Restrictive Covenants) of the Employment Agreement.

21.          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered a single instrument.

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TRANSITION AGREEMENT	Page 11

EXECUTION VERSION

My signature below means that I have read this Agreement and agree and consent to all the terms and conditions contained in this Agreement.

Accepted and AGREED TO BY:

The Executive

/s/ Steven R. Becker

Date:	January 18, 2021

THE COMPANY

Tuesday Morning Corporation

By:	/s/ Sherry M. Smith
Sherry M. Smith, Chairperson of the Board

Date:	January 18, 2021

Signature Page to Transition Agreement

EXECUTION VERSION

EXHIBIT A

•	Nonqualified Stock Option Award Agreement, dated July 1, 2012, covering 20,000 optioned shares

•	Nonqualified Stock Option Award Agreement, dated February 2, 2016, covering 295,508 optioned shares

•	Nonqualified Stock Option Award Agreement, dated September 1, 2016, covering 248,385 optioned shares

•	Nonqualified Stock Option Award Agreement, dated September 19, 2017, covering 248,385 optioned shares

•	Nonqualified Stock Option Award Agreement, dated September 26, 2018, covering 248,385 optioned shares

•	Performance-Based Restricted Stock Award Agreement, dated September 26, 2018, covering 208,644 shares

•	Time-Based Restricted Stock Unit Award Agreement, dated September 26, 2018, covering 230,770 shares

•	Performance-Based Restricted Stock Award Agreement, dated September 10, 2019, covering 554,878 shares

•	Time-Based Restricted Stock Award Agreement, dated September 10, 2019, covering 277,440 shares

•	Cash-Based Performance Award Agreement, dated September 26, 2018, cash award up to $1,500,000

Exhibit A to Transition Agreement

EXECUTION VERSION

EXHIBIT B

FORM OF WAIVER AND RELEASE OF CLAIMS

MUTUAL RELEASE

This Mutual Release (“Release”), effective as of the date described in Section 7 below (the “Effective Date”), is made and entered into by and between Steven R. Becker (the “Executive”) and Tuesday Morning Corporation, a Delaware corporation (the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Transition Agreement, dated January 18, 2021, by and between the Company and the Executive (the “Agreement”).

WHEREAS, the Executive and the Company are parties to the Agreement; and

WHEREAS, Sections 4(a)(i)-(v) of the Agreement provide that the Executive is eligible to receive certain payments and benefits if he signs a release of claims in favor of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agree as follows:

1.             Mutual Release.

(a)           By the Executive. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay the Executive consideration under Sections 4(a)(i)-(v) of the Agreement, which are in addition to anything of value to which the Executive is already entitled, and the Company’s mutual release of claims in this Release, the Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Executive has, had, or may have against the Company Released Parties relating to or arising out of his employment, compensation, and terms and conditions of employment, separation from employment, or retirement, or any terms of the Agreement in effect prior to the Separation Date, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, (i) claims at law or equity, or (ii) claims sounding in contract (express or implied) or tort, (iii) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act Amendments Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. §1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Genetic Information and Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Texas Commission on Human Rights Act or Chapter 21 of the Texas Labor Code (as amended and renamed from time to time), any federal, state, local or municipal whistleblower protection, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), (iv) claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or (v) any other statutory or common law claims related to or arising out of his employment, compensation, and terms and conditions of employment, separation from employment, retirement, or any terms of the Agreement in effect up through the date of this Release’s execution. The Executive further represents that, as of the date of the Executive’s execution of this Release, the Executive has not been the victim of any illegal or wrongful acts by the Company or any of the Company Released Parties, including, without limitation, discrimination, retaliation, harassment, or any other wrongful act based on any legally protected characteristic. This Release does not affect the Executive’s right to benefits under the terms of any employee benefit plan in which he participated while employed by the Company, continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), his right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), his right to enforce the terms of the Agreement, the Executive’s rights to payment under the Agreement, any amounts payable pursuant to the Award Agreements, the Executive’s rights to be indemnified, advanced expenses and/or covered under any applicable directors’ and officers’ liability insurance policies (including, without limitation, pursuant to the Indemnification Agreement) or under the Certificate of Incorporation or By-Laws of the Company, his rights as a stockholder of the Company, or any right which as a matter of law may not be waived.

Exhibit B to Transition Agreement

EXECUTION VERSION

(b)           By the Company. In consideration of the mutual promises contained in the Agreement, including the Executive’s release of claims, which is in addition to anything of value to which the Company is already entitled, the Company, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, the Executive and his heirs, executors, successors, and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company (or its named executive officers or members of the Board solely in their capacity acting as agents of the Company) has, had, or may have against the Executive Released Parties relating to or arising out of his employment, service as a director, compensation, and terms and conditions of employment or service as a director, separation from employment or service as a director, retirement, or any terms of the Agreement in effect up through the date of this Release’s execution, other than claims against the Executive involving fraud, breach of fiduciary duty or illegal conduct. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to relating to or arising out of the Executive’s employment or service as a director, separation from employment and/or service as a director, retirement, or any terms of the Agreement in effect prior to the Separation Date from the Effective Date and up to and including the date of this Release. This Release does not affect the Company’s right to enforce the Surviving Provisions or the terms of the Agreement that remain in effect after the Separation Date relating to the Consulting Services, any rights the Company may have pursuant to the Indemnification Agreement, and does not release any claims the Company may have against the Executive involving fraud, breach of fiduciary duty or illegal conduct.

2.             No Assignment of Claims. The Executive represents that the Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Company Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Release shall prohibit payment of any amounts due to the Executive under the Agreement or this Release to the Executive’s estate or legal guardian.

Exhibit B to Transition Agreement

EXECUTION VERSION

3.             No Interference. Nothing in this Release is intended to interfere with the Executive’s right to report possible violations of federal, state, or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive further acknowledges that nothing in this Release is intended to interfere with the Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, any state human rights commission, or any other government agency or entity. However, by executing this Release, the Executive hereby waives the right to recover any damages or benefits in any proceeding the Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on the Executive’s behalf with respect to any claim released in this Release; except that the Executive does not waive any right to, and shall not be precluded from seeking, any government issued award including any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar provision.

4.             No Admission of Liability. The Executive understands and agrees that this Release shall not in any way be construed as an admission by the Company Released Parties of any unlawful or wrongful acts whatsoever against the Executive or any other person. The Company Released Parties specifically disclaim any liability to or wrongful acts against the Executive or any other person. The Company understands and agrees that this Release shall not in any way be construed as an admission by the Executive Released Parties of any unlawful or wrongful acts whatsoever against the Company or any other person. The Executive Released Parties specifically disclaim any liability to or wrongful acts against the Company or any other person.

5.             Knowing and Voluntary Waiver. The Executive acknowledges that he has had an opportunity to review all aspects of this Release, the Company is advising him in writing (in this Release) that he should consult an attorney of his own choosing regarding the effect of this Release, and the Executive has had a reasonable opportunity to do so, if desired. The Executive understands it is the Executive’s choice whether or not to enter into this Release and that the Executive’s decision to do so is voluntary and is made knowingly. The Executive acknowledges and understands that this Release specifically releases and waives all rights and claims the Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which the Executive signs this Release. Furthermore, the Executive acknowledges that the promises and benefits provided for in Sections 4(a)(i)-(v) of the Agreement will not be paid until this Release becomes effective, enforceable, and irrevocable in accordance with Section 7 below.

6.             Time for Consideration. The Executive acknowledges that he has been given a period of at least 21 calendar days within which to review and consider the provisions of this Release. The Executive understands that if he does not sign this Release before the 21-calendar day period expires as provided in the Agreement, this Release will be withdrawn automatically and the Company’s obligations in Sections 4(a)(i)-(v) of the Agreement will be null and void.

7.             Revocation Period. The Executive understands and acknowledges that he has seven calendar days following the execution of this Release to revoke his acceptance of this Release, in which case the provisions in Sections 4(a)(i)-(v) of the Agreement, shall be null and void. Revocation is only effective if the Executive delivers a written notice of revocation to the Company, ATTN: Executive Vice President, Human Resources, General Counsel and Corporate Secretary, 6250 LBJ Freeway, Dallas, TX 75240, within seven days after execution of this Release. The Executive understands that the Company’s obligations under Sections 4(a)(i)-(v) of the Agreement do not become effective until after the seven-day revocation period has expired without the Executive’s revocation. This Release will become effective, enforceable, and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). If the Executive does not revoke the Release within the revocation period, the Company shall commence the payments under Sections 4(a)(i)-(v) of the Agreement in accordance with the terms of the Agreement.

Exhibit B to Transition Agreement

EXECUTION VERSION

8.             No Prior Representations or Inducements; Entire Agreement. This Release sets forth the entire agreement between the parties concerning the subject matter in this Release, and fully supersedes any and all prior agreements, promises, understandings, or representations between the Parties, whether oral or written, pertaining to the subject matter of this Release and the Executive’s employment with the Company, apart from the Agreement, the Accrued Rights, the Indemnification Agreement, and the Award Agreements. The Company and the Executive acknowledge and agree that the Award Agreements (as modified in the Agreement) (other than the Cash Bonus Agreement) and the Indemnification Agreement shall remain in full force and in effect after the Separation Date in accordance with their respective terms and that their respective obligations and duties thereunder are not in any way modified or superseded by this Release. The Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, upon any prior oral or written communications, promises, statements, agreements, inducements, understandings, or representations by the Company or any of the Company Released Parties, except as expressly contained in this Release or the Agreement. No oral statements or other prior written material not specifically incorporated into the Agreement or this Release shall be of any force and effect. The parties are entering into this Release based on their own judgment.

9.             Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Delaware. The Executive and the Company agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10.           Venue. Articles V.A. and V.F. of the Employment Agreement and Section 16 of the Agreement shall govern any dispute relating to or arising out of this Release.

11.           Severability. The Company and the Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected, and any illegal or invalid part, term, or provision will not be deemed to be a part of this Release.

12.           Known Violations. The Executive represents and warrants that he is not aware of any illegal acts committed by or on behalf of the Company and represents that if the Executive is or had been aware of any such conduct, the Executive has properly reported the same to a member of the Company’s executive leadership team or board of directors in writing. The Executive further represents and warrants, to the best of his knowledge that the Executive has properly reported to a member of the Company’s executive leadership team (if such member was not already aware of such violation, allegation, or claim) any (a) violations, allegations, or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (b) any facts, basis, or circumstances relating to any alleged violations, allegations, or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If the Executive learns of any such information, the Executive also agrees to immediately inform the Company’s Chairman of the Board or Executive Vice President, Human Resources, General Counsel and Corporate Secretary.

13.           Counterparts. The Company and the Executive agree that this Release may be executed in any number of counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Exhibit B to Transition Agreement

EXECUTION VERSION

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Exhibit B to Transition Agreement

EXECUTION VERSION

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

My signature below means that I have read this Release and agree and consent to all the terms and conditions contained in this Release.

IN WITNESS WHEREOF, the Company and the Executive hereto evidence their agreement by their signatures.

Accepted and AGREED TO BY:

The Executive

Steven R. Becker

Date

THE COMPANY

Tuesday Morning Corporation

By:

Title:

Date:

4812-1904-1494

Exhibit B to Transition Agreement